Exhibit 99.4

INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS.  THE INTERESTS ARE SUBJECT TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED HEREUNDER AND PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

DIGICORP, INC.

12.0% CONVERTIBLE PROMISSORY NOTE

Marina Del Rey, California
August 29, 2008

No.  DIGI-CN-001

THIS CONVERTIBLE PROMISSORY NOTE (the “Note”) is one of a duly authorized issue of promissory notes of Digicorp, Inc., a corporation duly organized and existing under the laws of the State of Delaware having its principal address at 4143 Glencoe Avenue, Marina Del Rey, California 90292 (the “Company”), designated as its 12.0% Convertible Promissory Notes in the aggregate principal amount not exceeding Six Hundred Thousand U.S. Dollars ($600,000) (the “Notes”), issued or to be issued under and pursuant to the terms and provisions of a Subscription Agreement (the “Subscription Agreement”) entered into by the Company with the original purchaser therein who is referred to in this Note as the original holder (the “Original Holder”).  This Note is subject to all of the terms and provisions of the Subscription Agreement, to which reference is hereby made for the terms and provisions thereof.

FOR VALUE RECEIVED, the Company promises to pay to Year of the Golden Pig, LLC, or permitted assigns (the “Holder”), the principal sum of $250,000.00 on August 29, 2011 (the “Maturity Date”), and to pay interest on the principal sum outstanding under this Note (the “Outstanding Principal Amount”), at the rate of 12.0% per annum due and payable on the Maturity Date.  Accrual of interest shall commence on the first day to occur after the date hereof and shall continue until payment in full of the Outstanding Principal Amount and all interest hereunder has been made. The principal of and interest on this Note are payable in such coin or currency of the United States of America as of the time of payment is legal tender for payment of public and private debts.

This Note is subject to the following additional provisions:

1.           Payment.  Payment of the full Outstanding Principal Amount of this Note and interest thereon shall be made, against surrender of this Note, within ten (10) days after the Maturity Date to the Holder at the Holder’s address as last reported to the Company and shall be deemed made when mailed.

2.           Prepayment.  Except as otherwise set forth below, the Company may, without premium or penalty, at any time, prepay all of the Outstanding Principal Amount of this Note provided that such prepayment is accompanied by accrued interest on the Outstanding Principal Amount, calculated as of the date of prepayment (the “Prepayment Interest”).  Notice of prepayment will be mailed at least thirty (30) but not more than sixty (60) days before the prepayment date to each Holder of Notes to be prepaid at such Holder’s address as last reported to the Company.  On and after the prepayment, interest ceases to accrue on Notes called for prepayment.  Notwithstanding anything herein to the contrary, in the event prepayment occurs on or before one year from the date hereof, then such prepayment shall be accompanied (in addition to the Prepayment Interest) by a prepayment penalty in an amount equal to (i) the product obtained by multiplying the Outstanding Principal Amount by 12.0%, less (ii) the Prepayment Interest.   There are no partial prepayment privileges of the Outstanding Principal Amount.

3.           Conversion.

(a)         Manner of Conversion and Conversion Ratio. The Outstanding Principal Amount of this Note, together with accrued but unpaid interest, may be converted into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at any time and from time to time, in whole or in part, at the option of the Holder.  If this Note is called for prepayment, the Holder may convert it at any time before the close of business on the fifth business day prior to the prepayment date.  The initial conversion ratio (the “Conversion Price”) shall be equal to $0.09 per share of the Company’s Common Stock. To determine the number of shares issuable upon conversion of this Note, divide the Outstanding Principal Amount, together with accrued but unpaid interest, to be converted by the Conversion Price in effect on the conversion date.  To convert this Note, the Holder must (1) complete and sign the conversion notice in the form of Exhibit 1 hereto, (2) surrender this Note to the Company, (3) furnish appropriate endorsements and transfer documents if required by the Company, and (4) pay any transfer or similar tax if required.  The Holder may convert a portion of this Note if the portion is $1,000 or an integral multiple of $1,000.

(b)         Fractional Shares.  No fractional shares shall be issued upon conversion of this Note.  In place of a fractional share, the Company shall pay the holder of this Note an amount in cash equal to the product of such fraction and the Conversion Price.

(c)         Adjustment for Stock Dividends and Stock Splits.  If the Company:

(i)           pays a stock dividend or makes a distribution on its outstanding shares of Common Stock in shares of its Common Stock;

(ii)           subdivides its outstanding shares of Common Stock into a greater number of shares; or

(iii)           combines its outstanding shares of Common Stock into a smaller number of shares;

then the conversion privilege and the Conversion Price in effect immediately prior to such action shall be adjusted so that upon conversion the Holder  may receive the number of shares of capital stock of the Company which the Holder would have owned immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a stock dividend or distribution and immediately after the effective date in the case of a subdivision or combination.  If after an adjustment a Holder upon conversion may receive shares of two or more classes of capital stock of the Company, the Company shall determine the allocation of the adjusted Conversion Price between the classes of capital stock.  After such allocation, the conversion privilege and the Conversion Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this subsection.

(d)           When Adjustment May be Deferred.  No adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price.  Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(e)           Voluntary Reduction.  The Company from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period, provided, that in no event may the Conversion Price be less than the par value of a share of Common Stock.  Whenever the Conversion Price is reduced, the Company shall mail to Holders a notice of the reduction.  The Company shall mail the notice at least 15 days before the date the reduced Conversion Price takes effect.  The notice shall state the reduced Conversion Price and the period it will be in effect.

4.           Events of Default. If one or more of the following events shall occur then, in any such event, the Outstanding Principal Amount of this Note and all interest due thereon shall become immediately due and payable:

(a)           a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any Subsidiary (as hereinafter defined) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any Subsidiary, which default shall constitute a failure to pay any portion of interest or principal when due after any applicable grace period or shall have resulted in such indebtedness becoming or being declared due and payable without such indebtedness having been discharged or such acceleration having been rescinded or annulled, provided, that, the aggregate indebtedness in default under this clause (a) is in excess of $500,000. For purposes of this Note, “Subsidiary” means any entity of which at least a majority of capital stock (or equivalent) having ordinary voting power in the election of directors or other governing body of such entity is owned by the Company directly or indirectly through one or more subsidiaries;

(b)           a final judgment or final judgments for the payment of money are entered by a court of competent jurisdiction against the Company or any Subsidiary which remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) or 30 days after the date on which the right to appeal has expired, provided, that, the aggregate of all such judgments exceeds $500,000;

(c)           (i) the Company or any significant Subsidiary shall file a petition under any bankruptcy, insolvency or similar law, or make an assignment for the benefit of its creditors, or shall consent to or acquiesce in the appointment of a receiver for all or a substantial part of its property; or (ii) a petition under any bankruptcy, insolvency or similar law, or for the appointment of a receiver with respect to all or a substantial part of the Company’s or any significant Subsidiary’s property, shall be filed against the Company or any significant Subsidiary and remain undismissed for at least  60  days.

5.           Status of Holder.  The Company may treat the Original Holder of this Note as the absolute owner of this Note for the purpose of making payments of principal or interest and for all other purposes and shall not be affected by any notice to the contrary unless this Note is transferred in accordance with the terms hereof.

6.           Securities Act Restrictions.  This Note and the Common Stock issuable by the Company upon conversion hereof have not been registered for sale under the Securities Act of 1933, as amended (the “Act”), are deemed  to be unregistered or restricted securities, and neither this Note, such Common Stock nor any interest in this Note or those shares may be sold, offered for sale, pledged or otherwise disposed of without compliance with applicable securities laws including, without limitation, an effective registration statement related thereto or delivery of an opinion of counsel reasonably acceptable to the Company that such registration is not required under the Act.

7.           Expenses.  The Company shall pay upon demand any and all reasonable expenses, incurred or paid by the Holder in connection with collecting upon, or enforcing this Note, including, without limitation, the expenses and reasonable fees of legal counsel, court costs and the cost of appellate proceedings.

8.           No Waiver of Rights.  The Holder may,  without notice, extend  the time of payment of this Note, postpone the enforcement hereof or grant any other indulgence without affecting or diminishing the Holder’s right of recourse against the Company, which right is hereby expressly reserved.  The failure or delay by the Holder in exercising any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The Holder may not waive any of its rights except by an instrument in writing signed by the Holder.

9.           Transfer of Note.  Subject to the provisions of Section 6 hereof, this Note is intended to be a negotiable instrument and may be transferred to any person or entity by the (then) Holder hereof without the prior written consent of the Company or any other person or entity.  In the event of any such transfer, upon due presentment for exchange of this Note,  the Company will execute and deliver in exchange a new Note or Notes, mutatis mutandis, equal in aggregate principal amount to the then Outstanding Principal Amount. However, no such exchange shall be required to entitle a transferee to enjoy all of the rights and benefits of the Holder hereof.  Each Note presented for exchange shall (if so required by the Company) be duly endorsed by, or accompanied by a written instrument of transfer  in form reasonably satisfactory to the Company and duly executed by the Holder or its attorney duly authorized in writing.

10.           Notices.  All notices or other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties. Notices shall be sent to the Company at its principal place of business and to the Holder at the address set forth at the outset of this Note, or at such other address as the Holder may designate in a notice for that purpose.

11.           Payments Unconditional.  All payments under this Note shall be made without defense, set-off or counterclaim, free and clear of and without deduction for any taxes of any nature now or hereafter imposed. Should any such payment be subject to any tax, the Company shall pay to the Holder such additional amounts as may be necessary to enable the Holder to receive a net amount equal to the full amount payable hereunder. As used in this Section, the term “tax” means any tax, levy, impost, duty, charge, fee, deduction, withholding, turnover tax, stamp tax and any restriction or condition resulting in a charge imposed in any jurisdiction upon the payment or receipt of any amount specified herein, other than taxes on the overall net income of the Holder.

12.           Waiver of Presentment.  The Company hereby waives presentment, demand, dishonor, notice of dishonor, protest and notice of protest and of non-payment.

13.           Usury Laws.  Notwithstanding any other provisions of this Note, interest under this Note shall not exceed the maximum rate permitted by law; and if any amount is paid under this Note as interest in excess of such maximum rate, then the amount so paid will not constitute interest but will constitute a prepayment on account of the Outstanding Principal Amount. The Company will not assert, plead (as a defense or otherwise) or in any manner whatsoever claim (and will actively resist any attempt to compel it to assert, plead or claim) in any action, suit or proceeding that any interest rate under this Note violates present or future usury or other laws relating to the interest payable on any indebtedness hereunder and will not otherwise avail itself  (and will actively resist any attempt to compel it to avail itself) of the benefits of any such laws.

14.           Release of Shareholders, Officers and Directors.  This Note is the obligation of the Company only, and no recourse shall be had for the payment thereof or the interest thereon against any shareholder, officer or director of the Company, either directly or through the Company, by virtue of any statute for the enforcement of any assessment or otherwise, all such liability of shareholders, directors and officers as such being released by the Holder hereof by the acceptance of this Note.

15.           Headings.  The headings in this Note are solely for convenience of reference and shall not affect its interpretation.

16.           Assignment.  This Note is binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

17.           Entire Agreement.  Each of the parties hereby covenants that this Note is intended to and does contain and embody herein all of the understandings and agreements, both written and oral, of the parties hereby with respect to the subject matter of this Note, and that there exists no oral agreement or understanding, express or implied liability, whereby the absolute, final and unconditional character and nature of this Note shall be in any way invalidated, empowered or affected.

18.           Laws of the State of Delaware.

(a)           This Note shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of Delaware, regardless of the place of domicile or residence of either party.

(b)           For purposes of any proceeding involving this Note or any of the obligations of the Company, the Company hereby submits to the non-exclusive jurisdiction of the courts of the State of California and of the United States having jurisdiction in the State of California, and agrees not to raise and waives any objection to or defense based upon the venue of any such court or based upon forum non conveniens. The Company agrees not to bring any action or other proceeding with respect to this Note or with respect to any of its obligations hereunder in any other court unless such courts of the State of California and of the United States determine that they do not have jurisdiction in the matter.

DIGICORP, INC.

By:        _/s/ Jay Rifkin
Name:   Jay Rifkin
Title:      Chief Executive Officer

EXHIBIT 1

CONVERSION NOTICE

The undersigned irrevocably exercises the option to convert $_________________ principal amount, together with accrued but unpaid interest, of the 12.0% Convertible Promissory Note Due (the “Note”) of Digicorp, Inc. registered in the name of the undersigned into shares of the Company’s Common Stock in accordance with the terms of the Note and directs that the shares issuable upon conversion be issued and delivered to the undersigned.

Dated:______________________	____________________________________
Print Name of Holder

____________________________________
Signature and title (if applicable)